CHANGE OF CONTROL AND SEVERANCE AGREEMENT

CHANGE OF CONTROL AND SEVERANCE AGREEMENT (this “Agreement”), dated as of June 9, 2009, by and between TheStreet.com, Inc., a Delaware corporation (the “Company” or “TheStreet.com”), and Daryl R. Otte (“Otte”).

WHEREAS, the Company desires that Otte enter into this Agreement, and Otte desires to enter into this Agreement, on the terms and conditions set forth herein;

WHEREAS, the Company granted Otte Restricted Stock Units pursuant to the Letter dated June 9, 2009 (“Letter”);

WHEREAS, Otte agreed to be bound by certain restrictive covenants and prohibitions on competition in the Letter; and

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Severance Benefits.

(a)           General Severance. In the event that the Company terminates Otte’s employment with the Company without Cause or Otte voluntarily terminates his employment with the Company for Good Reason, then the Company shall pay Otte an amount equal to:

i.	Four weeks of base salary (at the rate in effect immediately prior to termination) for each full year of service completed as the Company’s full-time Chief Executive Office (“CEO”), plus

ii.	1.33 weeks of base pay (at the rate in effect immediately prior to termination) for each full year of service as a Board member of the Company.

As provided in the second paragraph of Section 1(b) herein, despite the fact that the effective date of Otte’s termination as CEO may occur prior to the consummation of a Change of Control, for purposes of determining the appropriate amount payable to Otte, Otte’s severance shall be determined under Section 1(b) rather than this Section 1(a), and Section 1(c) shall be applicable thereto.

For purposes of this Agreement, “Cause” and “Good Reason” shall have the same meaning ascribed to them in the Letter and “Change of Control” shall mean the happening of any of the following:

(1) the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors of the Company, if such person or group deemed a person does not include you;

(2) the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the effective date of this Agreement and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(3) the date of consummation of a merger or consolidation of the Company with another corporation or other entity where (x) stockholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of voting securities of the Company, or (y) where the members of the Company’s Board of Directors, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger; or

(4) the sale of all or substantially all of the assets of the Company; or

(5) the date of approval by the stockholders of the Company of a plan of complete liquidation of the Company.

(b)           Upon a Change of Control. In the event that a Change of Control occurs within two years after Otte’s assumption of the full-time duties and responsibilities of CEO of the Company, then, in partial consideration for Otte’s agreement to abide by the restrictions and covenants set forth in Section 6 (regarding non-competition), Section 7(a) (non-solicitation of employees) and Section 7(b) (non-solicit of clients and vendors) in the Letter, the Company shall pay Otte an amount equal to two times the sum of Otte’s:

i.	base salary (at the annual rate in effect immediately prior to termination), and
ii.	target bonus for the year of termination (determined as if performance were achieved at a level that triggers the target bonus).

For purposes of this Agreement, regardless of the fact that Otte’s last day of employment with the Company may occur prior to the consummation of a Change of Control, an involuntary termination of Otte’s employment by the Company without Cause or a voluntary termination by Otte of his employment for Good Reason shall be deemed to have occurred after a Change of Control in the event that:

x.	Otte is employed as the Company’s CEO at the time that events or efforts are initiated by the Company that directly lead to consummation of a Change of Control; and

y.	The consummation of the Change of Control occurs prior to the end of the sixth full month after the month in which Otte’s last day of employment with the Company occurs.

For the sake of avoidance of doubt, in the event that both (x) and (y) of this section 1(b) apply, Otte shall receive the net severance benefits described under this Section 1(b), as modified by Section 1(c) herein.

(c)           No Double Benefits. Notwithstanding any other provision of this Agreement, should Otte qualify for severance benefits under both Sections 1(a) and 1(b), then the benefits to be provided under Section 1(b) shall be offset by any amounts that were theretofore provided under Section 1(a).

(d)           Payment of Benefits. If Otte becomes entitled to a payment under Section 1(a) or 1(b), the Company shall pay Otte the applicable amount in a lump sum within thirty (30) days of Otte’s becoming entitled to such payment.

Section 2. Excise Tax Gross-Up.

(a)          If any payment to or in respect of Otte by the Company or any affiliate, whether pursuant to Section 1(b) of this Agreement or otherwise (a “Payment”), is determined to be a “parachute payment,” as defined in Section 280G(b)(2) of the Code (a “Parachute Payment”), and also to be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Otte with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then Otte shall be entitled to receive an additional payment from the Company (the “Gross-Up Payment”) in an amount such that the net amount of such additional payment retained by Otte, after payment of all federal, state and local income and employment and Excise Taxes imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payment.  Notwithstanding the foregoing or any other provision of this Agreement, if it shall be determined that Otte is entitled to a Gross-Up Payment but that the net present value of the Parachute Payments (calculated at the discount rate in effect under Section 280G of the Code) do not exceed 110% of the Reduced Amount (as defined below), then no Gross-Up Payment shall be made to Otte and the aggregate amount of the Parachute Payments otherwise payable under this Agreement shall be reduced to the Reduced Amount; provided, that the foregoing reduction shall not be made if the Accounting Firm (as defined below) determines that the net after-tax benefit of the payments to Otte without the reduction imposed is more than 110% of the net after-tax benefit of the payments to Otte with the reduction imposed.  For purposes of the foregoing, the term “Reduced Amount” shall mean the greatest amount of Parachute Payments that could be paid to Otte such that the receipt of such Parachute Payments would not give rise to any Excise Tax.  The determination of which Payments shall be reduced pursuant to this Section 2(a) shall be made by an independent accounting firm of nationally recognized standing selected by the Company, in consultation with Otte and shall be reasonably acceptable to Otte (the “Accounting Firm”), and such determination shall be made at the time it is determined whether any payments made to Otte are subject to the Excise Tax.  For the avoidance of doubt, PricewaterhouseCoopers, Deloitte & Touche, Ernst & Young and KPMG are firms reasonably acceptable to Otte.  All fees and expenses of the Accounting Firm under this Section 2 shall be borne solely by the Company.

(b)          Subject to the provisions of Section 2(c) hereof, all determinations required to be made under this Section 2, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm.  The initial determination of whether a Gross-Up Payment is required, and if so, the amounts of the Excise Tax and Gross-Up Payment, shall be determined by the Accounting Firm, whose written report shall be delivered to the Company and to Otte.  Not later than sixty (60) days after any Payment, the Accounting Firm shall determine whether a Gross-Up Payment is due with respect to such Payment, and such Gross-Up Payment shall be paid by the Company to Otte (except to the extent any portion thereof is paid to the taxing authorities on behalf of Otte) not later than ten (10) days following the Accounting Firm’s determination.  Otte and the Company shall cooperate in good faith as to the treatment of a Payment for tax reporting and withholding purposes.

(c)          Otte shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment or additional Gross-Up Payment  Such notification shall be given as soon as practicable but in no event later than the earlier of (i) thirty (30) days after Otte is informed in writing of such claim or (ii) fifteen (15) days before the date on which such claim is requested to be paid, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Otte shall not pay such claim prior to the expiration of the 30-day period following the date on which Otte gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Otte in writing prior to the expiration of such period that it desires to contest such claim, Otte shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Otte;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Otte harmless for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed,  and payment of costs and expenses incurred, as a result of such contest promptly after incurring such costs and expenses.  Without limitation on the foregoing provisions of this Section 2(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Otte to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Otte agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Otte to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Otte, on an after-tax basis, and shall hold Otte harmless from any Excise Tax or federal, state or local income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance.  The Company’s control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Otte shall be entitled to settle or contest, as the case may by, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by Otte of an amount advanced by the Company pursuant to Section 2(c), Otte becomes entitled to receive any refund with respect to such claim, Otte shall (subject to the Company’s complying with the requirements of Section 2(c)) promptly pay to the Company the amount of such refund  (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Otte of an amount advanced by the Company pursuant to Section 2(c), a determination is made that Otte shall not be entitled to any refund with respect to such claim and the Company does not notify Otte in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           In the event that the Excise Tax is subsequently determined to be less than initially determined, Otte shall repay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Otte or otherwise realized as a benefit by Otte) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied initially in calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm; provided that the amount of required repayment by Otte shall be reduced, as the Accounting Firm may determine, in order to avoid putting Otte in a worse after-tax position than he would have enjoyed had the amount of Excise Tax been correctly determined in the first instance, such determination to be made on a basis consistent with the intention of this Section 2, which is to make Otte whole on an after-tax basis on account of any Excise Tax (including related interest and penalties).  Similarly, if the amount of Gross-Up Payments actually made by the Company is subsequently determined by the Accounting Firm to have been inadequate to satisfy the Company’s obligation to protect Otte against the Excise Tax (including related interest and penalties), additional Gross-Up Payments shall be made as directed by the Accounting Firm.  Otte and the Company shall each have the right at all times to have the Accounting Firm review and confirm or revise earlier calculations.

(f)           Notwithstanding any other provision of this Section 2, all payments hereunder will be made no later than the end of the calendar year next following the calendar year in which Otte remits the related taxes as required by Section 409A of the Code.

Section 3. Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, Compensation Committee Chair, TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of Otte, at his principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

Section 4. Representations.

The Company hereby represents and warrants that the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

Section 5. Amendment.

This Agreement may be amended only by a written agreement signed by the parties hereto.

Section 6. Binding Effect.

The rights and duties under this Agreement are not assignable by Otte other than as a result of his death. None of Otte’s rights under this Agreement shall be subject to any encumbrances or the claims of Otte’s creditors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company.

Section 7. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction.

Section 8. Severability.

If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any way.

Section 9. Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 10. Entire Agreement.

This Agreement, together with the Letter and award agreements entered into by and between Otte and the Company with respect to outstanding incentive awards and incentive awards granted on or before the date hereof, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 11. Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.

Section 12. Consent to Jurisdiction.

The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action or proceeding to enforce the provisions of this Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

Section 13. No Duty to Mitigate.

Otte shall have no duty to mitigate or, except as specified in Section 1(c), have any off-set made against amounts payable by the Company to Otte hereunder.

Section 14. Release.

As a condition to the obligation of the Company to make the payments provided for in this Agreement and otherwise perform its obligations hereunder to Otte upon termination of Otte’s employment (other than due to his death), Otte or his legal representatives shall deliver to the Company a written release, substantially in the form attached hereto as Exhibit A, and the time for revocation of such release shall have expired, no later than thirty (30) days following termination of Otte’s employment; provided, however, that such release shall be conditioned on the receipt from the Company of a release of Otte, provided that such release from the Company shall not be such a condition and shall be null and void and of no force or effect in the event of any act or omission by Otte that constitutes Cause or that could be a crime of any kind.

Section 15. Section 409A.

(a)  Notwithstanding any provision of this Agreement to the contrary, if Otte is a “specified employee” as determined by the Board or the Compensation Committee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”), Otte shall not be entitled to any payments of amounts which constitute deferred compensation within the meaning of Section 409A upon a termination of his employment until the earlier of (i) the date which is six months after his termination of employment for any reason other than death (except that during such six (6) month period Otte may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (ii) the date of his death.

(b) If any provision of this Agreement or of any award of compensation, including equity compensation or benefits would cause Otte to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

(c) Notwithstanding any provision of this Agreement to the contrary, to the extent any compensation or award which constitute deferred compensation within the meaning of Section 409A shall vest upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Section 409A, then notwithstanding such vesting payment will be made to Otte on the earliest of (i) Otte’s “separation from service” with the Company (determined in accordance with Section 409A) (or, if Otte is a specified employee within the meaning of Section 409A, such later date as provided in paragraph (a) of this Section 15), (ii) the date payment otherwise would have been made, or (iii) Otte’s death.

  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 9, 2009.

/s/ Daryl Otte
Daryl R. Otte

THESTREET.COM, INC.

By:	/s/ William Gruver
Name: William R. Gruver
Title: Director, Compensation Committee Chair

EXHIBIT A

Form of Release

This Release (this “Release”) is entered into by Daryl R. Otte (“Otte”) and TheStreet.com, Inc., a Delaware corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

In consideration of the promises set forth in the Change of Control and Severance Agreement between Otte and the Company, dated as of June 9, 2009 (the “Agreement”), Otte and the Company agree as follows:

1.           General Releases and Waivers of Claims.

(a)  Otte’s Release of Company. In consideration of the payments and benefits provided to Otte under the Agreement and after consultation with counsel, Otte on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Otte Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Otte Parties may have, or in the future may possess, arising out of any aspect of Otte’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that Otte does not release, discharge or waive (i) any rights to payments and benefits provided under the Agreement, (ii) any right Otte may have to enforce this Release or the Agreement, (iii) Otte’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which Otte is a party or as to which Otte otherwise is entitled to indemnification benefits, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, or (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974.

(b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Otte under the Agreement, Otte on behalf of himself and the other Otte Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Otte Parties may have as of the date Otte signs this Release arising under the Federal Age Discrimination in Change of Control and Severance Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Otte hereby acknowledges and confirms the following: (i) Otte was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of this Release, including, without limitation, the terms relating to his release of claims arising under ADEA, and Otte has in fact consulted with an attorney; (ii) Otte was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) Otte knowingly and voluntarily accepts the terms of this Release. Otte also understands that he has seven (7) days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)  Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Otte Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Otte’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by Otte that constituted the basis for termination for Cause under the Agreement or could be a crime of any kind. Anything to the contrary notwithstanding in this Release, nothing herein shall release Otte or any other Executive Party from any Claims based on any right the Company may have to enforce this Release or the Agreement.

(d)  No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

2.           Proceedings. Neither Otte nor the Company have filed, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to Otte’s employment or the termination thereof (each, individually, a “Proceeding”).

3.           Remedies.

(a)  In the event Otte initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if he fails to abide by any of the terms of this Release, or if he revokes the ADEA release contained in Paragraph 1(b) of this Release within the seven-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him, and terminate any benefits or payments that are due, pursuant to the termination provisions of the Agreement, without waiving the release granted herein. In addition, in the event that Otte has failed to comply with Sections 6 and/or 7 of that certain letter agreement between Otte and the Company, dated June 9, 2009, regarding the grant by the Company to Otte of Restricted Stock Units (the “Letter”) (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, to the extent permitted in the Agreement and the Letter reclaim any amounts paid to him pursuant to the Agreement or the Letter, without waiving the release granted herein. Otte acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreement or his obligations herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Otte acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Otte from breaching his post-termination obligations under the Agreement or his obligations hereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)  Otte understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

(c)  The Company acknowledges and agrees that the remedy at law available to Otte for breach of any of its post-termination obligations under the Agreement or its obligations hereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Otte may have at law or in equity, Otte shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Agreement or its obligations hereunder. Such injunctive relief in any court shall be available to Otte, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(d)  The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against Otte and limiting also its ability to pursue certain claims against Otte.

4.           Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

5.            Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Otte.

6.            Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the New York applicable to contracts executed in and to be performed in that State.

7.            Notices. All notices or communications hereunder shall be made in accordance with Section 3 of the Agreement:

OTTE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of _______________, 2009.

Daryl R. Otte

THESTREET.COM, INC.

By:
Name:
Title: